Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Current Report on Form 8-K and the incorporation by reference in the automatic shelf registration statement (No. 333-237612) and related prospectus of Enterprise Financial Services Corp of our report, dated March 15, 2021, relating to our audit of the consolidated financial statements, appearing in the Annual Report on Form 10-K of First Choice Bancorp and Subsidiary for the years ended December 31, 2020 and 2019, and to the reference to us under the heading “Experts” in the Prospectus Supplement.

/s/ Eide Bailly LLP

Laguna Hills, California

November 9, 2021